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                                                                   EXHIBIT 23.02

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 21, 1998 (except for the second paragraph of the Summary of Significant Accounting Policies footnote, as to which the date is April 8, 1999), with respect to the combined financial statements of the Network & Storage Management Group included in the Registration Statement (Form S-1) and related Prospectuses of VERITAS Software Corporation for the registration of shares of its common stock in exchange for exchangeable shares of an indirect subsidiary of VERITAS Software Corporation and $12,460,000 5 1/4% Convertible Subordinated Notes Due 2004 and shares of common stock issuable upon conversion thereof.

                                          /s/ ERNST & YOUNG LLP

San Jose, California
June 11, 1999